UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

________________

SCHEDULE 14A

________________

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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Filed by a party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-l2

Rocky Mountain Chocolate Factory, Inc.
(Name of Registrant as Specified In Its Charter)

_________________________________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

COMMENTS FROM THE CHAIR

Fiscal Year 2023 proved to be one of great importance as we navigated a variety of mission critical changes for our Company. Most notably, we appointed Robert J. “Rob” Sarlls as our new CEO in early May 2022, following an extensive search process. We then initiated a comprehensive business strategy overview designed to drive our business into the future as we expand on our 40-year legacy as a much-loved premium chocolate candy company founded by Mr. Frank Crail in 1981.

We have many challenges ahead, most importantly driving revenue growth throughout our loyal and hard-working network of franchisees. Rob visited 50 stores over his first 50 weeks as CEO, receiving valuable feedback. Following our Franchisee Convention in September, the Company established a Franchise Advisory Council, made up of a diverse group of existing franchisees willing to roll up their sleeves and share their experiences and best practices with our Executive Leadership Team. Our franchisees are now meeting annually, and collaboration between the entire network and our team in Durango is at significantly higher levels than in the past.

Mr. Allen Arroyo became part of our Leadership Team in August 2022 and assumed the role of CFO for the Company. Allen brings a rich set of experiences, both with fast growing concepts and those needing renovation, in franchising and retailing, having served in a variety of finance positions over his career.

We have taken inventory of our human assets and adjusted to ensure we have the best talent in the right positions as we embark on the next leg of our journey. We have made changes that include adding talent to our senior management team and level below. We believe we are well positioned to execute our strategic growth plan.

With the sale of our frozen yogurt business, our focus is now exclusively on our traditional chocolate business. We remain confident in our ability to drive chocolate sales and franchised store growth. The Company will have a limited number of Company-owned and operated stores as a prelude to the launch of a premium brand after we optimize the growth and management of our traditional Rocky Mountain Chocolate Factory network and production facility.

Over the course of the past year, we took a sober look at our business and assessed the necessary changes, additional investment, and required level of management expertise needed to achieve an exceptional outcome through targeted and timely execution. The Board of Directors is in full alignment with our Executive Leadership Team’s plan to take Rocky Mountain Chocolate Factory to new levels of growth and profitability over the next three to five years.

We are committed to proactive stockholder communications. Rob and Allen will attend investor conferences regularly throughout the year and share our story as they seek a broad base of knowledgeable and interested stockholders. We have communicated our initial strategic plan with investors, and we will continue to update it as our vision evolves. We will hold ourselves accountable to targeted results, and as such, have adopted executive compensation plans based largely on performance outcomes.

Before concluding I’d like to recognize our board members who have been particularly dedicated to the Company as we faced numerous challenges going through our refresh process. Brett Seabert, our longest standing director, provided a steady hand in leading our Audit Committee and has been fully supportive of the current business transformation. Mark Riegel, who joined the board in 2021, brings a wealth of industry experience through his current role as CEO and operator of a food manufacturing business, and prior roles in the confection business. And our most recent addition as of March, Starlette Johnson, immediately jumped in with both feet, working with our Leadership Team and legal counsel updating and revising our Franchise Disclosure Document, an area in which she has substantial professional and public company board experience. Our board was slimmed down to five members this year with our CEO Rob Sarlls and me rounding out the total. This is a highly qualified and diverse group of directors that has done an outstanding job over a very short period. I thank and congratulate all of them for working to get us to this point and setting the stage for growth.

On behalf of the Board of Directors and all of our dedicated employees, we thank you, our stockholders, for your ongoing support and commitment to the Company, as we work through the early and exciting stages of this transformation.

Respectfully,

Jeffrey R. Geygan

Board Chair

ROCKY MOUNTAIN CHOCOLATE FACTORY, INC.
NOTICE OF 2023 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON AUGUST 18, 2023

June 28, 2023

The 2023 Annual Meeting of Stockholders of Rocky Mountain Chocolate Factory, Inc. (the “Annual Meeting”) will be held on Friday, August 18, 2023 at 10:00 a.m. (Mountain Time) at our principal executive offices located at 265 Turner Drive, Durango, Colorado 81303 and virtually by live webcast at www.meetnow.global/MF79DC5 for the following purposes:

1.      To elect five nominees named in this Proxy Statement as directors, each to hold office until the 2024 Annual Meeting of Stockholders and until their respective successors are elected and qualified;

2.      To ratify the appointment of Plante & Moran, PLLC as our independent registered public accounting firm for the fiscal year ending February 28, 2024;

3.      To approve, on an advisory basis, the compensation of our named executive officers; and

4.      To transact such other business as may properly be brought before the Annual Meeting or any adjournment or postponement thereof.

Stockholders of record of Rocky Mountain Chocolate Factory, Inc.’s common stock at the close of business on June 23, 2023 are entitled to vote at the Annual Meeting and any postponements or adjournments of the Annual Meeting.

This year’s Annual Meeting will be a “hybrid” meeting. Stockholders may attend the Annual Meeting in person or virtually. Stockholders attending the Annual Meeting virtually will be able to attend the Annual Meeting, submit questions and vote during the live webcast by visiting www.meetnow.global/MF79DC5 and entering the 15-digit control number which can be found on your notice of the Annual Meeting, on your proxy card or on the instructions that accompanied your proxy materials. Stockholders attending the Annual Meeting virtually must pre-register at www.meetnow.global/MF79DC5 by 10:00 a.m. (Mountain Time), on Thursday, August 17, 2023 and log into the live webcast platform beginning at 9:45 a.m. (Mountain Time) on the Annual Meeting date. We would appreciate your early registration so that the Annual Meeting may start promptly at 10:00 a.m. (Mountain Time) on the Annual Meeting date.

Even if you plan to participate in the Annual Meeting, we request that you mark, date, sign and return your proxy in the enclosed self-addressed envelope as soon as possible so that your shares may be certain of being represented and voted at the meeting. Any proxy given by a stockholder may be revoked by that stockholder at any time prior to the voting of the proxy.

On Behalf of the Board of Directors
/s/ Robert Sarlls
Robert J. Sarlls
Chief Executive Officer
June 28, 2023

Important Notice Regarding Availability of Proxy Materials for the Annual Meeting:    Our Annual Report on Form 10-K for the fiscal year ended February 28, 2023, Proxy Statement and Proxy Card are available at https://www.edocumentview.com/RMCF.

Your vote is important.    Please vote as promptly as possible electronically via the phone or Internet or by completing, signing, dating and returning the proxy card or voting instruction card.

i

Proxy Statement

This Proxy Statement, with the enclosed proxy card, is being furnished to stockholders of Rocky Mountain Chocolate Factory, Inc. in connection with the solicitation by the Board of Directors of proxies to be voted at the Annual Meeting and at any postponements or adjournments thereof. The Annual Meeting will be held on Friday, August 18, 2023, at 10:00 a.m. (Mountain Time) in person at our principal executive offices located at 265 Turner Drive, Durango, Colorado 81303 or virtually at www.meetnow.global/MF79DC5, where you will be able to attend the meeting live via webcast, submit questions and vote online.

This Proxy Statement and the enclosed proxy card are first being furnished to our stockholders on or about June 29, 2023.

ii

2023 PROXY STATEMENT SUMMARY

To assist you in reviewing this year’s proposals, we call your attention to the following proxy summary. This summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended February 28, 2023 in full carefully before voting.

2023 ANNUAL MEETING OF STOCKHOLDERS

Date:	August 18, 2023
Time:	10 a.m. (Mountain Time)
Location:

This year’s Annual Meeting will be a “hybrid” meeting. Stockholders may attend the Annual Meeting in person at our principal executive offices located at 265 Turner Drive, Durango, Colorado 81303 or virtually at www.meetnow.global/MF79DC5, where you will be able to attend the meeting live via webcast, submit questions and vote online.

Record Date:	June 23, 2023
Number of Shares of Common Stock Eligible to Vote as of the Record Date:	6,302,342

VOTING MATTERS

		Board Recommendation		Page Reference (for more detail)
Proposal 1:	Elect five Directors	☒	FOR EACH NOMINEE	30
Proposal 2:	Ratify the appointment of Plante & Moran, PLLC as Independent Registered Public Accounting Firm for the 2024 Fiscal Year	☒	FOR	31
Proposal 3:	Approve, on an advisory basis, the compensation of our named executive officers	☒	FOR	32

OUR DIRECTOR NOMINEES

You are being asked to vote on these five directors. All directors are currently elected annually by a plurality of votes cast. Detailed information about each director’s background and areas of expertise can be found beginning on page 7.

Name	Age	Director Since	Principal Occupation	Committee Membership
				AC	CC	NCGC	RS
Jeffrey R. Geygan	62	2021	Chief Executive Officer and President of Global Value Investment Corp.	CM	C	CM	CM
Robert J. Sarlls	59	2022	Chief Executive Officer of Rocky Mountain Chocolate Factory, Inc.				CM
Starlette B. Johnson	60	2023	Independent Consultant	CM		CM	C
Mark O. Riegel	43	2021	President and Chief Executive Officer of FroDo Baking Company, LLC		CM	C	CM
Brett P. Seabert	62	2017	Director and Executive Officer of Tanamera Construction, LLC, TD Construction, LLC, Caughlin Club Management Partners, LLC and B&L Investments, Inc.	C	CM		CM

____________

AC          Audit Committee

CC          Compensation Committee

NCGC    Nominating and Corporate Governance Committee

RS           Risk and Security Committee

C             Chair of Committee

CM         Committee Member

CORPORATE GOVERNANCE SUMMARY FACTS

The following table summarizes our current Board structure and key elements of our corporate governance framework:

Size of Board (set by the Board)	5
Number of Independent Directors	4
Independent Chairperson of the Board	Yes
Board Self-Evaluation	Annual
Review of Independence of Board	Annual
Independent Directors Meet Without Management Present	Yes
Annual Director Elections	Yes
Voting Standard for Election of Directors	Plurality
Diversity of Board background, experience and skills	Yes

ROCKY MOUNTAIN CHOCOLATE FACTORY, INC.
265 Turner Drive
Durango, CO 81303

_________________________________________________________________

PROXY STATEMENT FOR THE 2023 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD AUGUST 18, 2023

_________________________________________________________________

This Proxy Statement, along with a proxy card,
is being made available to our stockholders on or about June 29, 2023

GENERAL INFORMATION

We have made these proxy materials available to you in connection with the solicitation by the Board of Directors (the “Board” or the “Board of Directors”) of Rocky Mountain Chocolate Factory, Inc. of proxies to be voted at the 2023 Annual Meeting of Stockholders (the “Annual Meeting”) to be held Friday, August 18, 2023 at 10:00 a.m. (Mountain Time) at our principal executive offices located at 265 Turner Drive , Durango, Colorado 81303 and virtually by live webcast at www.meetnow.global/MF79DC5 and any adjournments or postponements thereof. References in this Proxy Statement to the “Company,” “we,” “our,” and “us” are to Rocky Mountain Chocolate Factory, Inc.

This year’s Annual Meeting will be a “hybrid” meeting. Stockholders may attend the Annual Meeting in person or virtually. Stockholders attending virtually will be able to attend the Annual Meeting, submit questions and vote during the live webcast by visiting www.meetnow.global/MF79DC5 and entering the 15-digit control number which can be found on your notice of the Annual Meeting, on your proxy card or on the instructions that accompanied your proxy materials. Any change to the date or location of the meeting will be announced via press release, a copy of which will be available on EDGAR and on our website at https://ir.rmcf.com/. Stockholders may provide their proxy by using the Internet, telephone or by completing, signing, dating and returning the proxy card or voting instruction card, each as explained below under the heading “Voting Methods.” As always, we encourage you to vote your shares prior to the meeting.

Stockholders Entitled to Vote

Holders of shares of our common stock, our only class of issued and outstanding voting securities, at the close of business on June 23, 2023 (the “Record Date”) are entitled to vote on the proposals presented at the Annual Meeting. As of the Record Date, 6,302,342 shares of our common stock were issued and outstanding. Each share is entitled to one vote on each matter properly brought to the Annual Meeting. A list of stockholders entitled to vote at the Annual Meeting will be available for virtual examination by any stockholder for a purpose related to the Annual Meeting by contacting our Corporate Secretary, Tracy Wojcik, for a period of at least 10 days preceding the date of the Annual Meeting.

Quorum

The presence, in person, virtually or by proxy, of the holders of a majority of the issued and outstanding shares of common stock entitled to vote at the Annual Meeting, or 3,151,171 shares, is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Votes for and against, abstentions and “broker non-votes” will each be counted as present for purposes of determining the presence of a quorum. Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee), if you attend the Annual Meeting in person and you vote, or if you virtually attend the Annual Meeting and vote online.

The Annual Meeting may be adjourned or postponed from time to time and at any reconvened meeting, action with respect to the matters specified in this Proxy Statement may be taken without further notice to stockholders except as required by applicable law or our charter documents.

Stockholders of Record

You are a “stockholder of record” if your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A. As a stockholder of record, you have the right to grant your voting proxy directly to the proxy holders designated by the Company or to vote online at the Annual Meeting. If you are a stockholder of record of your shares, and you do not vote by proxy card, by telephone, via the Internet or while in person or virtually attending the Annual Meeting, your shares will not be voted at the Annual Meeting.

Shares Held in Street Name

You are deemed to beneficially own your shares in “street name” if your shares are held in an account at a brokerage firm, bank, broker, trust or other nominee, and that organization is considered the stockholder of record. If this is the case, you will receive a separate voting instruction form with this Proxy Statement from such organization. As the beneficial owner, you have the right to direct your bank, broker, trustee, or other nominee how to vote your shares, and you are also invited to attend the Annual Meeting. If you hold your shares in street name and do not provide voting instructions to your broker, bank, trustee or nominee, your shares will not be voted on any proposals on which such party does not have discretionary authority to vote, which is referred to herein as a broker non-vote, as further described below under the heading “Broker Non-Votes.”

Please note that if your shares are held of record by a brokerage firm, bank, broker, trust or other nominee, you may not attend the Annual Meeting in person or online nor vote your shares online at the Annual Meeting unless you first obtain a proxy issued in your name from your brokerage firm, bank, broker, trust or other nominee reflecting the number of shares of the Company’s common stock you held as of the record date, your name and email address. You then must submit a request for registration to Computershare Trust Company, N.A.: (1) by email to legalproxy@computershare.com; or (2) by mail: Computershare, Rocky Mountain Chocolate Factory, Inc. Legal Proxy, P.O. Box 43001, Providence, RI 02940-3001no later than 5:00 p.m. Eastern Time on August 17, 2023.

Broker Non-Votes

Broker non-votes are shares held by brokers, banks, trustees or other nominees who are present in person or virtually or represented by proxy, but which are not voted on a particular matter because the brokers, banks, trustees, or other nominees do not have discretionary authority with respect to that proposal and they have not received voting instructions from the beneficial owner. Under the rules that govern brokers, brokers have the discretion to vote on routine matters, but not on non-routine matters. The routine matters to be considered at the Annual Meeting include the ratification of the appointment of the Company’s independent registered public accounting firm. The proposals for the (i) election of our director nominees, and (ii) advisory vote on our executive compensation (“say-on-pay”) at the Annual Meeting are all considered to be non-routine matters. As a result, if you do not provide your brokerage firm, bank, broker, trust or other nominee with voting instructions on non-routine matters, your shares will not be voted on any non-routine proposal.

Voting Matters

Proposal	Votes Required	Treatment of Abstentions and Broker Non-Votes	Broker Discretionary Voting
Proposal 1 – Election of Five (5) Directors	Plurality of votes cast	Abstentions and broker non-votes will not be taken into account in determining the outcome of the proposal	No
Proposal 2 – Ratification of Appointment of Plante & Moran, PLLC as our Independent Registered Public Accounting Firm for the 2024 Fiscal Year	Majority of shares present and entitled to vote on the proposal in person, virtually or represented by proxy	Abstentions and broker non-votes will have the effect of negative votes.	Yes
Proposal 3 – Approval, on an advisory basis, of the compensation of our named executive officers	Majority of shares present and entitled to vote on the proposal in person, virtually or represented by proxy	Abstentions and votes withheld will have the same effect as a negative vote. Broker non-votes will not be taken into account in determining the outcome of the proposal.	No

In each case, your shares will be voted as you instruct. If you return a signed card, but do not provide voting instructions, your shares will be voted FOR each of Proposals 1 through 3.

We are currently unaware of any matters to be raised at the Annual Meeting other than those referred to in this Proxy Statement. If other matters are properly presented at the Annual Meeting for consideration and you are a stockholder of record and have submitted your proxy, the persons named in your proxy will have discretion to vote on those matters for you.

Voting Methods

You may vote online while virtually attending the Annual Meeting or you may cast your vote in any of the following ways:

Mailing your signed proxy card or voter instruction card.	Using the Internet at www.envisionreports.com/RMCF	Calling toll-free from the United States, U.S. territories and Canada to 1-800-652-VOTE (8683)

Even if you plan to attend the Annual Meeting, we encourage you to vote in advance by Internet, telephone, or mail so that your vote will be counted in the event you later decide not to attend the Annual Meeting. If your shares are held in street name, please follow the separate voting instructions you receive from your broker, bank, trustee, or other nominee.

If you are a stockholder of record, you may revoke your proxy: (i) by written notice of revocation mailed to and received by the Corporate Secretary of the Company prior to the date of the Annual Meeting; (ii) by voting again via the Internet or by telephone at a later time; (iii) by executing and delivering to the Corporate Secretary of the Company a proxy dated as of a later date than a previously executed and delivered proxy; (iv) by attending in person the Annual Meeting and voting in person during the meeting; or (v) by virtually attending the Annual Meeting and voting online during the Annual Meeting. Attendance at the Annual Meeting will not, without further action, revoke a proxy.

If your shares are held by a broker, bank, trustee, or other nominee, you may change your vote by submitting new voting instructions to your broker, bank, trustee, or nominee; or, if you have obtained a legal proxy from your broker, bank, trustee, or nominee giving you the right to vote your shares, by virtually attending the Annual Meeting and voting online.

We pay the costs of soliciting proxies. Proxies will be solicited on behalf of the Board by mail, telephone and other electronic means or in person. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

BOARD OF DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

The following sets forth information regarding our directors and executive officers as of June 28, 2023:

			Committee Membership
Name, Age	Age	Position	AC	CC	NCGC	RS
Robert J. Sarlls	59	Chief Executive Officer & Director				CM
A. Allen Arroyo	63	Chief Financial Officer
Donna L. Coupe	58	Vice President – Franchise Support and Training
Ryan R. McGrath	49	Vice President – Information Technology
Andrew Ford	42	Vice President – Sales and Marketing
Jeffrey R. Geygan	62	Director – Board Chair	CM	C	CM	CM
Starlette B. Johnson	60	Director	CM		CM	C
Mark O. Riegel	43	Director		CM	C	CM
Brett P. Seabert	62	Director	C	CM		CM

____________

AC       Audit Committee

CC       Compensation Committee

NCGC  Nominating and Corporate Governance Committee

RS        Risk and Security Committee

C          Chair of Committee

CM       Committee Member

ROBERT J. SARLLS

Age: 59 Chief Executive Officer Since: 2022	Committee Memberships: Risk and Security Committee, Member	Other Public Directorships: None.

Robert J. Sarlls has served as our Chief Executive Officer and as a member of the Board since May 2022. He has over 25 years of experience in the food industry. He is currently a managing member of Food Strategies, LLC, a strategic consulting firm for food businesses and private equity firms active in the food industry. From November 2015 to November 2021, Mr. Sarlls was President, Chief Executive Officer and a member of the board of directors of Wyandot, Inc., a privately-owned food manufacturer of “better for you” snacks for contact manufacturing, private label, and foodservice/ingredient customers, including blue-chip global fast moving consumer goods companies as well as fast growing emerging snack brands. From 2009 to 2013, he was a senior executive at John B. Sanfilippo & Son, Inc. (“JBSS”) (Nasdaq: JBSS), one of the largest nut businesses in the world. Prior to JBSS, he was a senior advisor to domestic and international food and beverage businesses with several firms, most notably Rabobank, one of the largest financial institutions dedicated to the global food, beverages, and agribusiness space. He currently serves on the board of directors of Mennel Milling Company, a U.S.-based flour milling company, where he has served since August 2018, and served from 2020 to 2021 as Chairman of the Board of SNAC International, a leading trade association for the global snack industry. He received an A.B. degree in Social Studies from Harvard College. We believe Mr. Sarlls’ extensive financial, leadership and professional experience, particularly in the food industry, qualifies him to serve as a director of the Company.

Skills and Qualifications: Mr. Sarlls’ experience working with branded consumer products businesses, major suppliers to large and small retailers in the food industry and extensive financial and capital markets professional experience in the food industry qualifies him to serve as a member of the Board.

A. ALLEN ARROYO

Age: 63 Chief Financial Officer Since: 2022	Other Public Directorships: None.

A. Allen Arroyo has served as our Chief Financial Officer since August 2022. Mr. Arroyo has extensive experience in corporate finance, strategy and operations within the food and franchise industries, including banking practices and financial transactions. Mr. Arroyo began his career with IHOP (now Dine Brands Global, Inc. (NYSE:DIN)), where he spent 17 years leading a team directing SEC and financial reporting, risk management and internal controls. Subsequently, he served as CFO for several privately held and private equity-backed dining and restaurant firms, most notably Blaze Pizza, Mastro’s Restaurants, Inc., and Due North Holdings. He comes to the Company from Nevoa, Inc. He received an MBA from Pepperdine University and a Bachelor of Arts degree in accounting from California State University, Northridge.

DONNA L. COUPE

Age: 58 Vice President — Franchise Support and Training Officer Since: 2008	Other Public Directorships: None

Donna L. Coupe has served as our Vice President — Franchise Support and Training since June 2008. From 1992 to 1997 Ms. Coupe managed franchised stores in Northern California for absentee owners. Since joining the company in October 1997, Ms. Coupe has served in various positions including Field Consultant, Regional Manager and Director of Franchise Support.

RYAN R. MCGRATH

Age: 49 Vice President — Information Technology Officer Since: 2017	Other Public Directorships: None

Ryan R. McGrath has served as our Vice President — Information Technology since August 2017. Since joining the Company in 2009, Mr. McGrath has served in various positions including Systems Analyst and Director of IT. Prior to joining the Company, Mr. McGrath held various operating and information technology roles, including work for Sports Express, a travel logistics company, where he focused on software, database and application development. He received a Bachelor of Science degree in Computer Science and Engineering from the University of Colorado-Denver.

Andrew Ford

Age: 42 Vice President — Sales and Marketing Officer Since: 2022	Other Public Directorships: None

Andrew Ford has served as our Vice President — Sales and Marketing since September, 2022. Prior to joining the Company, Mr. Ford, served in the same capacity at Snack it Forward™, where he led PeaTos® through its plant-based transition and brand refresh. From October 2017 to September 2021, Mr. Ford Served as Vice President — Sales and Marketing at Wyandot, Inc. Mr. Ford’s experience reflects over two decades of brand development, marketing and sales experience working with emerging brands including The Snack Brigade™, Duke’s Smoked Meats®, Monster Energy®, and with confection brands as a broker for Lily’s Sweets®, Justin’s®, Surf Sweets®, and Chocolove. He received a Bachelor of Arts degree in Business Administration from Towson College.

JEFFREY R. GEYGAN

Age: 62 Board Member Since: 2021	Committee Memberships: Audit Committee, Member, Nominating and Corporate Governance Committee, Member, Compensation Committee, Chair and Risk and Security Committee, Member	Other Public Directorships: Climb Global Solutions, Inc.

Jeffrey R. Geygan has served as a member of the Board since August 2021 and as Chair of the Board since June 2022. Mr. Geygan has served as a director of Climb Global Solutions, Inc. (Nasdaq: CLMB) since February 2018, and as Chair of the Board since May 2018. Mr. Geygan has served as the Chief Executive Officer and President of Global Value Investment Corp., an investment research and advisory services firm, since its founding in 2007. Mr. Geygan previously served as a Senior Portfolio Manager at UBS Financial Services and as a Senior Portfolio Manager of Salomon Smith Barney, Inc. Global Value Investment Corp. beneficially owns approximately 10.02% of the Company’s common stock as of June 23, 2023. Mr. Geygan has taught undergraduate and graduate-level courses at IE University in Madrid, Spain, the University of Wisconsin — Milwaukee Lubar School of Business, and the College of Charleston. He serves on the Advisory Board of the University of Wisconsin — Madison Department of Economics. Mr. Geygan received a Bachelor of Arts degree in Economics from the University of Wisconsin.

Skills and Qualifications: Mr. Geygan brings significant years of experience with public company business strategy, capital markets, finance and corporate governance to the Board.

STARLETTE B. JOHNSON

Age: 60 Board Member Since: 2022	Committee Memberships: Audit Committee, Member and Nominating and Corporate Governance Committee, Member and Risk and Security Committee, Chair	Other Public Directorships: Tastemaker Acquisition Corporation

Starlette B. Johnson has served as a member of the Board since March 2022. Ms. Johnson has served as a consultant to the hospitality and entertainment industries, through SBJ Advisory Group, LLC, working with both public and private companies since 2012. In October 2020, she joined the board of Tastemaker Acquisition Corporation (NASDAQ: TMKR), a special purpose acquisition company focusing on the restaurant, hospitality, and related tech and services sectors, and serves as Chair of the Audit Committee. Ms. Johnson also has served on the board of Jack’s Family Restaurants since October of 2019 after the acquisition of the company by AEA Partners and currently serves on the Audit and Marketing Committees. From March 2021 through May 2023, Ms. Johnson joined the board of ARKO Corp. (NASDAQ: ARKO), the sixth largest convenience store chain in the United States in March 2021 and served as Chair of the Nominating/Governance Committee and as a member of the Audit and Compensation Committees. From September 2012 (post its IPO) through February 2023, she served as a member of the Audit Committee, as Chair of the Nominating/Governance Committee and as Chair of the Compensation Committee for Chuy’s Inc. (NASDAQ: CHUY), a full-service casual Mexican chain. Ms. Johnson served as Chair of the Board for privately-held SusieCakes, a classic desserts bakery based in Southern California from December 2014 through December 2020. She also served as a member of the Board and Chair of the Audit Committee of Bojangles’ Famous Chicken ‘n Biscuits (NASDAQ: BOJA) from March 2016 until the completion of its go-private transaction in January 2019. From January 2019 through October 2020, Ms. Johnson served as a board member and as Interim President of the Lucky Strike Entertainment Group after its acquisition by Wellspring Capital Management, reporting directly to the board. Ms. Johnson received an MBA from Duke University, and a Bachelor of Science degree in Finance from Virginia Tech. She is currently serving a 2-year term as the Chairman of the Virginia Tech Foundation, since October 2021. Prior to her Chair position, Ms. Johnson was a member of the Virginia Tech Foundation Investment Committee from 2017-2021.

Skills and Qualifications: With her extensive experience as a board member for companies in the food, restaurant and hospitality industries, Ms. Johnson brings valuable public company and corporate governance expertise to the Board.

MARK O. RIEGEL

Age: 43 Board Member Since: 2021	Committee Memberships: Compensation Committee, Member and Nominating and Corporate Governance Committee, Chair and Risk and Security Committee Member	Other Public Directorships: None

Mark O. Riegel has served as a member of the Board since October 2021. Mr. Riegel is a veteran of the consumer goods industry, including seven years within the confectionery industry. Mr. Riegel is currently the President and CEO of FroDo Baking Company, and he has served in that role since January 2021. FroDo Baking Company is a national manufacturer and distributor of frozen dough and baked goods to leading retailers. Prior to that, Mr. Riegel served as Vice President of Marketing for Russell Stover Chocolates from 2017 to 2020, where he was commercially accountable for all marketing turnaround efforts for a $500 million chocolate organization. From 2014-2017, Mr. Riegel served in a variety of marketing leadership roles at Ferrara Candy Company where he was part of a successful private-equity effort to scale and exit to the Ferrero Group in 2017. Prior to that, Mr. Riegel served for seven years in various management positions within Kraft Foods Group pivoting multiple iconic brands back to growth. Mr. Riegel served as an Army Officer from 2002 to 2007 with a combat deployment to Iraq in 2003. He received a Bachelor of Science degree in Engineering at the United States Military Academy and an MBA at the Kellogg School of Management.

Skills and Qualifications: Mr. Riegel brings a unique combination of skills to the Board including a hands-on CEO level perspective, financial and operational acumen, consumer goods marketing skills, and deep confectionary experiences.

BRETT P. SEABERT

Age: 62 Board Member Since: 2017	Committee Memberships: Audit Committee, Chair and Compensation Committee, Member and Risk and Security Committee, Member	Other Public Directorships: None

Brett P. Seabert has served as a member of the Board since April 2017. Mr. Seabert, a Certified Public Accountant (“CPA”), has over 31 years of experience in business management, operations, finance and administration. Mr. Seabert currently serves in various capacities, including as a director or executive officer of various companies, including Tanamera Construction, LLC, a high-end real estate development and construction company (since April 2007), TD Construction, LLC, a construction company (since September 2009), Caughlin Club Management Partners, LLC, a health and tennis club and preschool owner and operator (since July 2008), and B&L Investments, Inc., a management and holding company (since March 2003). From 2001 to 2008, Mr. Seabert served as Chief Financial and Operating Officer of Tanamera Commercial Development, LLC. Between 1989 and 2001, Mr. Seabert served in various positions at CMS International, an owner and management company operating several casinos, most recently as Executive Vice President and Chief Financial Officer, including oversight of internal audit, risk management and human resource functions. Mr. Seabert has been primarily engaged in commercial and residential real estate development and construction for the past 20 years. From 1984 to 1989, Mr. Seabert was a practicing CPA with Deloitte & Touche LLP. Mr. Seabert received a Bachelor of Science degree in Accounting from the University of Nevada, Reno.

Skills and Qualifications: Mr. Seabert brings extensive experience in structuring joint ventures, negotiating contracts for purchases and sales of real estate, management of business acquisitions, procurement of financing for approximately $2 billion for construction projects as well as general management, accounting and financial experience to the Board.

Criteria For Board Membership

General

The Nominating and Corporate Governance Committee has identified certain criteria that it will consider in identifying director nominees. Important general criteria and considerations for Board membership include:

general criteria

•   Ability to contribute to the Board’s range of talent, skill and experience to provide sound and prudent guidance with respect to our business strategy and operations, including, but not limited to:

•   Experience in the retail, food and beverage, and franchising industries.

•   Financial statement and analysis expertise.

•   Knowledge about our business, peer group or industry, and

•   Experience in corporate leadership roles.

•   Personal integrity and ethical character, commitment and independence of thought and judgment.

•   Capability to fairly and equally represent our stockholders.

•   Confidence and willingness to express ideas and engage in constructive discussion with other Board members and management, to actively participate in the Board’s decision-making process and make difficult decisions in our best interest.

•   Willingness and ability to devote significant time, energy and attention to the affairs of the Company and the Board.

•   Lack of actual and potential conflicts of interest.

The Nominating and Corporate Governance Committee also considers, on an ongoing basis, the background, experience and skills of the incumbent directors that are important to our current and future business needs, and evaluates the experience and skills that would be valuable in new Board members.

Director Skill Set Considerations

The purposes of the Nominating and Corporate Governance Committee include (i) assisting the Board in identifying individuals qualified to become members of the Board; and (ii) approving and recommending qualified director candidates to the Board.

The Nominating and Corporate Governance Committee considers director candidates recommended by stockholders when such recommendation is made in writing (i) delivered pursuant to our Policy on Shareholder Communications with the Board, and (ii) received by us within the time period specified in our Bylaws and as set forth in “Other Information — Deadlines for Submitting Stockholder Proposals and Director Nominations” below. We received and evaluated one such nomination for election to the Board. Nominations to the Board may be made by stockholders at the Annual Meeting.

In determining whether an individual is qualified to serve on the Board, whether recommended by the Nominating and Corporate Governance Committee or by stockholders, the Nominating and Corporate Governance Committee considers relevant factors, including, but not limited to, an individual’s independence, knowledge, skill, training, experience and willingness to serve on the Board. Any stockholder wishing to recommend a candidate for consideration by the Company may do so by submitting a written recommendation to the Nominating and Corporate Governance Committee in accordance with the procedures set forth under “Other Information — Deadlines for Submitting Stockholder Proposals and Director Nominations.”

In identifying potential candidates for the Board, the Nominating and Corporate Governance Committee generally relies on a variety of resources to identify potential candidates, which, among other things and depending on the circumstances, may include its and the Board’s network of contacts, corporate search resources, and independent third-party professional search firms. By utilizing a broad variety of resources as deemed appropriate by the Nominating and Corporate Governance Committee in light of the then-current mix of Board attributes and any previously identified potential candidates, the Nominating and Corporate Governance Committee believes it will be able to identify, evaluate and consider a diverse range of qualified candidates, including candidates that increase the intellectual and professional diversity of the Board.

Board Commitment to Diversity

Board diversity of thought, opinion, perspective and experience are critical to our success. While we do not have a formal policy on Board diversity, we are committed to building a Board that consists of the optimal mix of skills, expertise, and professional capabilities to effectively oversee the execution of our business strategy and meeting our evolving needs. The Nominating and Corporate Governance Committee considers the value of diversity on the Board in evaluating director nominees. Accordingly, the Nominating and Corporate Governance Committee’s evaluation of director nominees includes consideration of their ability to contribute to the diversity of thought, opinion, perspective, experience and background on the Board.

As presently constituted, the Board represents a deliberate mix of members who have a deep understanding of our business as well as members who have different skill sets and points of view.

The listing requirements of Nasdaq Global Market (“Nasdaq”), require each listed smaller reporting company to have, or explain why it does not have, at least one diverse director on the board, including at least one diverse director who self-identifies as female. Our current board composition is in compliance with these Nasdaq imposed requirements. Each term used above and in the matrix below has the meaning given to it in Nasdaq Listing Rule 5605(f).

The matrix below provides certain highlights of the composition of the Board members based on self-identification:

Board Diversity Matrix (As of June 28, 2023)
Total Number of Directors	5
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	1	3	—	1

Part II: Demographic Background
African American or Black	0
Alaskan Native or Native American	0
Asian	0
Hispanic or Latinx	0
Native Hawaiian or Pacific Islander	0
White	4
Two or More Races or Ethnicities	0
LGBTQ+	0
Did Not Disclose Demographic Background	1

No Family Relationships

There are no family relationships between any of our officers and directors.

Proxy Access Bylaw

In an effort to improve our corporate governance practices and in response to requests from our stockholders, in December 2019, the Board amended our Bylaws to implement proxy access with the following parameters:

Ownership Threshold:	3% of outstanding shares of our common stock
Nominating Group Size:	Up to 20 stockholders may combine to reach the 3% ownership threshold
Holding Period:	Continuously for three years
Number of Nominee:	The greater of one nominee or 25% of the Board

We believe these proxy access parameters reflect a well-designed and balanced approach to proxy access that mitigates the risk of abuse and protects the interests of all of our stockholders. Stockholders who wish to nominate directors for inclusion in our proxy statement in accordance with proxy access must follow the procedures in Section 2.13 of our Bylaws.

Code of Conduct and Code of Ethics for Senior Financial Officers

We have adopted a Code of Ethics for Senior Financial Officers that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. In addition, in accordance with the applicable rules of Nasdaq, we have adopted a Code of Conduct applicable to all our officers, directors and employees. The text of each of the Code of Ethics for Senior Financial Officers and the Code of Conduct (together, the “Codes”) is available under Corporate Governance on the Investor Relations page of our website at www.rmcf.com. If we waive, or implicitly waive, any material provision of either of the Codes, or substantively amend either of the Codes, we will disclose that fact on our website within four business days.

Insider Trading Policy

Under the terms of our Insider Trading Policy (the “Insider Trading Policy”), our executive officers and directors are prohibited from: trading in call or put options involving our securities and other derivative securities; engaging in short sales of our securities; holding our securities in margin status in an investment account; all forms of hedging or monetizing our transactions, such as zero-cost collars and forward sale contracts; and pledging company securities to secure margin or other loans. The text of the Insider Trading Policy is available under Corporate Governance on the Investor Relations page of our website at www.rmcf.com.

The Board

The Board currently consists of five members. Pursuant to our Bylaws, the number of directors on the Board is established by the Board. On May 9, 2022, the Board appointed Robert J. Sarlls as our Chief Executive Officer and as a member of the Board, effective May 9, 2022. On June 9, 2022, Elisabeth Charles notified our Board of her intent to not stand for reelection at the Company’s 2022 Annual Meeting of Stockholders, on December 8, 2022, Sandra Elizabeth Taylor notified the Board of her decision to resign from the Board effective as of the conclusion of the Company’s 2022 fiscal year (February 28, 2023) and on December 8, 2022, Gabriel Arreaga notified the Board of his decision to resign from the Board effective no later than the conclusion of the Company’s 2022 fiscal year (February 28, 2023). Effective March 8, 2023, the Board appointed Starlette B. Johnson as a member of the Board.

During fiscal year 2023, the Board met 25 times. Each director attended at least 75% of the total Board meetings and meetings of committees on which he or she served. Although we do not have a formal policy regarding attendance by members of the Board at our Annual Meeting, we strongly encourage all directors to attend. All but one of our directors attended our 2022 Annual Meeting of Stockholders.

The Board has determined that, with the exception of Mr. Sarlls, none of our directors have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is an “independent director” in accordance with applicable rules and regulations of the Securities and Exchange Commission (the “SEC”) and Nasdaq. Mr. Sarlls is not considered independent by virtue of his position as our Chief Executive Officer. In making these determinations, the Board reviewed and discussed information provided by the directors and us with regard to each director’s business and personal activities and relationships as they may relate to us and our management.

The Board believes its members collectively have diversified experiences, qualifications, attributes, perspectives and skills to effectively oversee the management of our Company, including a high degree of personal and professional integrity, an ability to exercise sound business judgment on a broad range of issues, sufficient experience and background to have an appreciation of the issues facing our Company, a willingness to devote the necessary time to their Board and committee duties, a commitment to representing the best interests of the Company and our stockholders and a dedication to enhancing stockholder value.

There are no legal proceedings to which any of our directors is a party adverse to us or our subsidiary or in which any such person has a material interest adverse to us or our subsidiary.

Board Leadership Structure and Role in the Oversight of Risk Management

The Board believes it is appropriate to separate the roles of Chief Executive Officer (“CEO”) and Chair of our Board (“Board Chair”) as a result of the demands of and differences between each role. Jeffrey R. Geygan serves as the Board Chair. In connection with her planned retirement at the Annual Meeting for personal reasons, Elisabeth B. Charles stepped down as independent Board Chair on June 9, 2022, and the Board unanimously elected Jeffrey R. Geygan to succeed Ms. Charles as independent Board Chair. The Board does not have a formal policy regarding separation of the roles of Chief Executive Officer and the Board Chair. The Board has determined that an independent director serving as Board Chair is in the best interests of our stockholders. This structure ensures a greater role of independent directors in the active oversight of our business, including strategy and risk management, and in setting agendas and establishing Board priorities and procedures. This structure also allows our Chief Executive Officer to focus to a greater extent on the management of our day-to-day operations. The Board believes this split structure recognizes the time, effort, and energy the Chief Executive Officer is required to devote to the position as well as the benefits of having an independent director with extensive strategic, operational and leadership expertise serve as the Board Chair.

The duties and responsibilities of our Board Chair include: (i) chairing Board meetings, including presiding over all executive sessions of the Board (without management present) at regularly scheduled Board meeting; (ii) consulting with the CEO on such other matters as are pertinent to the Board and the Company; (iii) working with management to determine the information and materials provided to Board members; (iv) creating Board meeting schedules, agenda and other information provided to the Board; (v) the authority to call meetings of the independent directors; (vi) serving as principal liaison between the independent directors and the CEO and senior management; and (vii) being available for direct communication and consultation with stockholders upon request. The CEO is responsible for setting the strategic direction for the Company, with guidance from the Board and for the day-to-day leadership and performance of the Company.

Another key component of our leadership structure is our strong governance practices designed to ensure that the Board effectively carries out its responsibility for the oversight of management. All of our directors, except Mr. Sarlls, are independent, and Board committees are comprised entirely of independent directors with the exception of the Risk and Security Committee on which all five of our directors are voting members. In addition, the Board or any of its committee thereof may retain, on such terms as determined by the Board or such committee, as applicable, in its sole discretion, independent legal, financial and other consultants and advisors to assist the Board or committee, as applicable, in discharging its oversight responsibilities.

The Board believes that overseeing how management manages the various risks the Company faces is one of its most important responsibilities to the Company’s stockholders. The Board believes that, in light of the interrelated nature of the Company’s risks, oversight of risk management is the responsibility of the full Board. In carrying out this critical duty, the Board meets regularly with key members of management holding primary responsibility for management of risk in their respective areas.

The Audit Committee is responsible for overseeing our financial reporting processes and systems of internal controls regarding finance and accounting and certain other risk management functions as are delegated to the Audit Committee by the Board. The Audit Committee provides a forum for communication among the Board, the independent auditors and our financial and senior management to facilitate open dialogue and promote effective risk management within our Company. In addition, the Audit Committee oversees our whistleblower/complaint procedures for accounting and auditing matters, which procedures provide that complaints or reports of suspected fraud, deficiencies or noncompliance relating to any accounting, internal controls or auditing matters should be promptly reported on an anonymous basis in writing to the chair of our Audit Committee. Similarly, under our Code of Ethics for Senior Financial Officers, persons who become aware of suspected violations of the Code of Ethics for Senior Financial Officers are encouraged to report such suspected violations promptly to the chair of the Audit Committee. Under these policies, the Audit Committee monitors, investigates and makes determinations and recommendations for action to the Board as a whole with respect to suspected violations. Additionally, the Audit Committee has certain oversight functions, including discussing with management the Company’s major financial risk exposures and steps that management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies.

The Compensation Committee oversees risks relating to our compensation plans and programs. The Compensation Committee has reviewed and considered our compensation policies and programs in light of the Board’s risk assessment and management responsibilities and will do so in the future on an annual basis or more frequently if required. The Compensation Committee believes that the Company has no compensation policies and programs that give rise to risks reasonably likely to have a material adverse effect on the Company.

The Nominating and Corporate Governance Committee is responsible for, among other things, (i) assisting the Board in identifying individuals qualified to become members of the Board and (ii) approving and recommending qualified director candidates to the Board.

The Risk and Security Committee assists the Board in its oversight responsibilities with regard to the Company’s risk management framework and management’s identification, assessment and management of the Company’s key strategic, cyber security, privacy, enterprise and other risks.

The Board and its committees encourage management to promote a corporate culture that understands risk management and incorporates it into the overall corporate strategy and day-to-day business operations of the Company. The Company’s risk management structure also includes an ongoing effort to assess and analyze the most likely areas of future risk for the Company and to address them in its planning process. The Board and management regularly review best practices in corporate governance and are committed to a structure that fosters principled actions, informed and effective decision-making, and appropriate monitoring of compliance and performance.

The Company is committed to fostering an effective risk management environment to serve the interests of the Company, its customers, and its stockholders. The Board has adopted the Code of Conduct and Code of Ethics for Senior Financial Officers to make clear its expectation for the conduct of our directors, officers and employees.

Board Committees

The Board has four standing committees: an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and a Risk and Security Committee (each, a “Committee” and collectively, the “Committees”). Each committee operates under a charter that was approved by the Board and is available on our website, www.rmcf.com, under the “Investor Relations” section.

Audit Committee

Our Audit Committee consists of Messrs. Seabert and Geygan and Ms. Johnson, and is chaired by Mr. Seabert. The primary purpose of our Audit Committee is to assist the Board in the oversight of our accounting and financial reporting processes, the audit and integrity of our financial statements, and the qualifications and independence of our independent auditor, and to prepare any reports required of the Audit Committee under the rules of the SEC. The Audit Committee is responsible for, among other things:

•        oversight of the Company’s accounting and financial reporting processes, principles and policies, system of internal controls regarding finance and accounting and the audits of the Company’s financial statements;

•        oversight of the Company’s financial statements and the independent audit thereof;

•        selecting, evaluating and, where deemed appropriate, replacing the independent auditors;

•        evaluating the independence, qualifications and performance of the independent auditor;

•        monitoring the risk management policies and procedures of the Company; and

•        monitoring the Company’s compliance with legal and regulatory requirements.

Both our independent registered public accounting firm and management periodically meet privately with our Audit Committee. The Board has determined that all members of the Audit Committee are deemed “independent” and financially literate under the applicable rules and regulations of the SEC and Nasdaq, and that Mr. Seabert qualifies as an “audit committee financial expert” within the meaning of SEC regulations. In fiscal year 2023, the Audit Committee met five times.

Compensation Committee

Our Compensation Committee consists of Messrs. Geygan, Riegel and Seabert, and is chaired by Mr. Geygan. The responsibilities of our Compensation Committee include, among other things:

•        ensuring that the Company has a performance-based compensation structure that is designed to attract and retain the necessary talent to achieve the Company’s business goals;

•        overseeing and discharging the responsibilities of the Board relating to the compensation of the Company’s executive officers and non-employee directors, including approving the compensation of the (a) Chief Executive Officer, (b) non-employee directors, and (c) the Company’s executive officers, as recommended by the Chief Executive Officer, subject to the authority of the Compensation Committee; and

•        overseeing the Company’s overall employee benefit plans

The Compensation Committee has full authority delegated to it by the Board to determine compensation for our executive officers and non-employee directors. The Compensation Committee determines compensation for our executive officers based on recommendations from our Chief Executive Officer. The Chief Executive Officer is not present during voting or deliberation on his own compensation. The Compensation Committee relies on its judgment when making compensation decisions after reviewing our performance and evaluating each executive’s performance, leadership ability and responsibilities, current compensation arrangements, and other factors.

The Compensation Committee has the authority to use compensation consultants in connection with performance of its duties, and recently engaged an external consultant in the development of our current compensation philosophy, including with respect to the compensation of our new Chief Executive Officer and Chief Financial Officer. The Compensation Committee also oversees the administration of the Company’s equity-based compensation plans.

The Board has determined that all members of the Compensation Committee are deemed “independent” under the applicable rules and regulations of the SEC and Nasdaq. In fiscal year 2023, the Compensation Committee met six times.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee consists of Messrs. Riegel and Geygan and Ms. Johnson, and is chaired by Mr. Riegel. The responsibilities of the Nominating and Corporate Governance Committee include, among other things:

•        identifying individuals qualified to become members of the Board;

•        selecting and recommending that the full Board select the director nominees for the next annual meeting of stockholders;

•        establishing procedures for the identification and evaluation of director candidates, including any candidates recommended by stockholders;

•        selecting and approving all nominees for Board membership, whether for the slate of director nominees to be presented for stockholder approval at the Company’s annual meeting of stockholders or any director nominees to be appointed by the Board to fill any interim director vacancy or newly created directorship;

•        identifying and recommending to the Board, individuals qualified to become Chief Executive Officer, consistent with criteria approved by the Board;

•        developing and recommending to the Board a set of corporate governance guidelines applicable to the Company;

•        making recommendations to the Board regarding governance matters;

•        overseeing the orientation and facilitating the continuing education of directors; and

•        overseeing the evaluation of the Board and management.

The Board has determined that all members of the Nominating and Corporate Governance Committee are deemed “independent” under the applicable rules and regulations of Nasdaq. In fiscal year 2023, the Nominating and Corporate Governance Committee met six times.

Risk and Security Committee

Our Risk and Security Committee consists of Messrs. Geygan, Riegel, Sarlls, and Seabert and Ms. Johnson, and is chaired by Ms. Johnson. The principal responsibilities of the Risk and Security Committee focus on the Company’s key Strategic, Enterprise, and Security risks. Specifically, the Committee:

•        provides oversight responsibilities with regard to the Company’s risk management framework and management’s identification, assessment and management of the Company’s key strategic, enterprise and other risks;

•        oversees the Company’s key strategic, enterprise and security risks, including, but not limited to, workplace and cybersecurity safety;

•        assesses privacy risk, including potential impact to the Company’s employees, customers and other stakeholders;

•        reviews management’s implementation of risk policies and procedures; and

•        monitors the Company’s risk culture, i.e., the tone and culture within the Company regarding risk and the integration of risk management into the Company’s behaviors, decision making and processes.

The Risk and Security Committee was chartered in March of 2023 and held no meeting during Fiscal Year 2023.

Executive Sessions

Executive sessions of our independent directors are held at each regularly scheduled meeting of the Board and at other times as deemed necessary. The Board’s policy is to hold executive sessions without the presence of management.

Stockholder Communications with the Board of Directors

The Board has adopted a Policy on Stockholder Communications with the Board in order to facilitate stockholder communications. Under the Policy on Stockholder Communications with the Board, stockholders are encouraged to contact the Board or any individual director or group of directors in writing by sending communications to Rocky Mountain Chocolate Factory, Inc., 265 Turner Drive, Durango, Colorado 81303. Stockholders wishing to formally communicate with the Board, any Board committee, the independent directors as a group or any individual director must send communications directly to the Corporate Secretary. All clearly marked written communications, other than unsolicited advertising or promotional materials, are logged and copied, and forwarded to the director(s) to whom the communication was addressed. Please note that the foregoing communication procedure does not apply to (i) stockholder proposals pursuant to Exchange Act Rule 14a-8 and communications made in connection with such proposals or (ii) service of process or any other notice in a legal proceeding.

A copy of the Policy on Stockholder Communications with the Board is available under Corporate Governance on the Investor Relations page of the Company’s website at www.rmcf.com.

Compensation Committee Interlocks and Insider Participation

No member of our Compensation Committee has ever been an executive officer or employee of ours. None of our officers currently serves, or has served during the last completed year, on the board of directors, compensation committee or other committee serving an equivalent function, of any other entity that has one or more officers serving as a member of the Board or Compensation Committee.

DIRECTOR COMPENSATION

Non-Employee Director Compensation

Non-employee directors are generally compensated with a combination of cash retainers for service on the Board and Board Committees, as well as an annual equity award.

Cash Retainer.    Each non-employee director is paid a cash retainer of $10,000 quarterly with the Chair of the Board receiving an additional quarterly retainer of $5,000. The Chair of each of the Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee, and Risk and Security Committee are each paid an additional quarterly retainer of $2,500.

Equity Awards.    Each non-employee director receives $40,000 of restricted stock units annually on November 30, based on the 10-day volume weighted average price of the Company’s common stock as reported on the Nasdaq Global Market as of the day prior to the grant date. The restricted stock units vest as to 25% of the shares on the grant date, with the remainder vesting in equal quarterly installments over the subsequent 12 months.

Director Share Ownership Guidelines

The Board has adopted a Director Stock Ownership Policy under which non-employee directors are required to hold shares with a value equal to three times such director’s annual cash retainer for Board service (not including any retainers for service on Board committees). Directors have until the fifth anniversary of the later of (i) date of appointment or (ii) the date of adoption of the policy to meet the ownership requirements.

The following table summarizes the total compensation earned by each of our non-employee directors who served during fiscal year 2023.

Name of Non-Employee Director	Fee Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Jeffrey R. Geygan	47,333	38,988	87,321
Gabriel Arreaga(2)	41,479	9,747	51,226
Elisabeth Charles(3)	24,520	0	24,520
Mark Riegel	42,500	38,988	81,488
Brett P. Seabert	42,500	38,988	81,488
Sandra Elizabeth Taylor(4)	35,000	19,494	54,494

____________

(1)      This amount reflects the aggregate grant date fair value of restricted stock awards computed in accordance with FASB accounting standards codification (“ASC Topic 718”).

(2)      Mr. Arreaga resigned from the Board effective January 11, 2023.

(3)      Mr. Charles resigned from the Board effective as of the conclusion of the 2022 Annual Stockholder Meeting (August 18, 2022).

(4)      Ms. Taylor resigned from the Board effective at the conclusion of the Company’s 2023 fiscal year (February 28, 2023).

EXECUTIVE COMPENSATION

Our Compensation Committee is focused on designing a compensation program that attracts, retains, and incentivizes talented executives, motivates them to achieve our key financial, operational, and strategic goals, and rewards them for superior performance. It is also focused on ensuring that our compensation program aligns our executive officers’ interests with those of our stockholders by rewarding their achievement of specific corporate and individual performance goals.

The following tables summarize information concerning the compensation awarded to, earned by, or paid for services rendered in all capacities by our named executive officers during fiscal year 2023 and fiscal year 2022. Our named executive officers include Robert J. Sarlls, our Chief Executive Officer, Bryan J. Merryman, who served as our Interim President and Chief Executive Officer and Chief Financial Officer, and Treasurer, Gregory L. Pope, Sr., who served as Sr. Vice President — Franchise Development, and Edward Dudley, who served as Sr. Vice President — Sales & Marketing.

Summary Compensation Table

The following table summarizes the total compensation paid to or earned by each named executive officer for fiscal year 2023 and fiscal year 2022.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(2)	Option Awards ($)(3)	All Other Compensation ($)		Total ($)
Robert J. Sarlls	2023	279,327	150,000	(1)	168,304	58,213	165,000	(4)	820,844
Chief Executive Officer	2022	—	—		—	—	—		—
Bryan J. Merryman(5)	2023	150,192	—		—	—	1,347,066	(6)	1,497,258
Former Interim Chief Executive Officer, Former Interim President and Former Chief Financial Officer	2022	355,000	—		—	—	613,686	(7)	968,686
Gregory L. Pope, Sr.	2023	225,000	—		—	—	3,375	(8)	228,375
Former Sr. Vice President – Franchise Development	2022	225,000	—		—	—	3,375	(8)	228,375
Edward Dudley	2023	142,788			—	—	1,084,028	(9)	1,226,812
Former Sr. Vice President – Sales & Marketing	2022	225,000	—		—	—	3,375	(8)	228,375

____________

(1)      This amount represents performance cash bonuses earned in fiscal year 2023 and paid in April, 2023.

(2)      This amount reflects the aggregate grant date fair value of restricted stock awards computed in accordance with ASC Topic 718.

(3)      This amount reflects the aggregate grant date fair value of stock options computed in accordance with ASC Topic 718.

(4)      This amount represents a signing bonus for new Chief Executive Officer.

(5)      Mr. Merryman voluntarily stepped down as Interim President and Interim Chief Executive Officer effective May 9, 2022 upon the appointment of Mr. Sarlls as Chief Executive Officer. Mr. Merryman resigned as Chief Financial Officer on July 15, 2022.

(6)      Represents 401(k) matching contribution of $2,253 and change in control severance payment to rabbi trust of $1,344,813.

(7)      Represents 401(k) plan matching contribution of $4,350, and $609,336 for the RSU Acceleration (as defined below). See “Letter Agreement with B. Merryman” below for additional information on the RSU Acceleration and others amounts due to Mr. Merryman upon termination of his employment with the Company.

(8)      Represents 401(k) plan matching contributions during each fiscal year.

(9)      Represents 401(k) matching contribution of $3,680, change in control severance payments of $858,938, additional cash bonus of $70,000, consulting payments of $56,250 and RSU acceleration of $95,160.

Narrative Discussion of Summary Compensation Table

Salary, Bonus and Stock Awards.    Base salary and cash bonuses for our named executive officers are reviewed on an annual basis by the Compensation Committee in conjunction with performance and upon the recommendations of our Chief Executive Officer. Our Chief Executive Officer is not present during voting or deliberation on his own compensation. Base salary adjustments and cash bonuses are awarded on a discretionary basis based on the Company’s overall performance and a review of each named executive officer’s performance. For fiscal year 2023 our Chief Executive Officer received a discretionary performance bonus of $150,000 and a sign on bonus of $165,000. The Compensation Committee did not award any base salary adjustments for the named executive officers for fiscal year 2023.

Benefits.    Our named executive officers generally receive health and welfare benefits under the same programs and subject to the same terms and conditions as our other salaried employees. Other elements of compensation for our named executive officers are participation in Company-wide life insurance, long-term disability insurance, medical benefits and the ability to defer compensation pursuant to a 401(k) plan. Our named executive officers also receive matching contributions from the Company under our 401(k) plan at a rate of 25% up to 1.5% of base salary (subject to certain limitations), which is the same benefit available to all salaried employees.

Offer Letter with Robert J. Sarlls

In connection with Mr. Sarlls’ appointment as the Company’s Chief Executive Officer in May 2022, the Company and Mr. Sarlls entered into an offer letter that provides for a compensation package that includes the following key elements:

•        annual base salary of $360,000;

•        performance-based annual cash bonus; and

•        stock option and restricted stock unit awards, including performance-based awards.

In setting Mr. Sarlls’ initial annual base salary, the Compensation Committee reviewed data provided by its compensation consultant, Compensation Advisory Partners, and considered the 50th percentile for annual base salary at peer companies based on this data, and determined to set Mr. Sarlls’ salary approximately 12.5% above such level in recognition of the challenges involved with providing a compelling and competitive compensation package to enable the company to successfully recruit him to serve as CEO to continue to lead the Company’s transformation.

In accordance with, and in response to feedback from stockholders, the Company confirmed its commitment to tie a significant portion of executive compensation to performance going forward, the Compensation Committee determined that Mr. Sarlls’ initial annual cash incentive bonus opportunity should represent a significant portion of his total annual cash compensation, and set his initial annual cash incentive bonus to represent 50% of his annual base salary, or $180,000 for fiscal year 2023, at target level performance based on achievement of Company performance goals established by the Compensation Committee for applicable fiscal year, with the opportunity to receive up to 200% of annual target bonus for maximum performance. Mr. Sarlls’ annual cash incentive bonus for fiscal 2023 was earned based on achievement of the same performance goals that were already established by the Compensation Committee for the Company’s annual cash incentive bonus program for fiscal year 2023. The payment for any annual cash incentive bonus earned by Mr. Sarlls’ for fiscal 2023 was pro-rated based on his start date.

To further demonstrate the Compensation Committee’s commitment to tying a majority of CEO pay to performance, the Compensation Committee determined that all of the equity incentive compensation to be awarded to Mr. Sarlls should be earned based on performance and should represent an equal portion of his total compensation as his annual base salary. Accordingly, the Compensation Committee determined that Mr. Sarlls be awarded equity incentive grants with a grant date fair value of approximately $360,000 at target performance. The Compensation Committee evaluated the incentives provided by various forms of equity incentive compensation awards and determined that Mr. Sarlls’ awards should be 50% in the form of performance-vesting restricted stock units and 50% in the form of stock options that vest over time based on his continued service.

The performance-vesting RSUs will vest following the end of the Company’s fiscal year ending February 2025 with respect to the target number of RSUs if the Company achieves an annualized total shareholder return of 12.5% for the performance period commencing on the Start Date and ending at the end of the Company’s fiscal year ending February 2025, subject to Mr. Sarlls’ continued service through the end of the performance period. The Compensation Committee has discretion to determine the number of RSUs between 0-200% of the target number that will vest based on achievement of performance below or above the target performance goal.

The Compensation Committee determined that stock options should represent a significant portion of Mr. Sarlls’ initial equity incentive compensation awards in recognition of their inherent tie to the Company’s stock price performance: because an option holder is economically motivated to exercise the option only if the current stock price is above the exercise price, time-vesting stock options inherently reward increases in the Company’s stock price over time. The stock options granted to Mr. Sarlls’ vested with respect to 1/3 of the shares on the last day of fiscal year 2023 (February 28, 2023), and will vest in equal quarterly increments on the last day of each quarter ending after that date until the last day of the Company’s fiscal year ending February 2025.

Mr. Sarlls’ offer letter contains a double-trigger requirement in connection with any change of control payments. Subject to the terms and conditions set forth in the offer letter, if, at any time, the Company terminates Mr. Sarlls’ employment without cause (as defined in the offer letter) (other than as a result of his death or disability or he terminates his employment for good reason (as defined in the offer letter), then he will receive the amounts following severance payments and benefits:

•        Cash payment equal to 15 months of his then-current base salary, payable in installments in accordance with the Company’s normal payroll procedures, or in a lump sum if such termination occurs on or within two years following a change in control event.

•        Cash payment equal to a pro-rated portion of his then-current annual bonus for the fiscal year that includes such termination date, based on actual achievement of Company performance goals for that fiscal year, to be paid at the same time such annual bonus would have been paid had his employment not terminated.

•        Continued COBRA coverage under the Company’s group health plan premiums for 12 months, unless he obtains health care coverage from another source (e.g., a new employer or spouse’s benefit plan), or ceases to be entitled to COBRA continuation coverage under the Company’s group health plan, before then.

Thus, there is no single trigger change of control; a change of control will only impact the timing of a payment if the Company terminates Mr. Sarlls’ employment without cause (as defined in the offer letter) (other than as a result of his death or disability or he terminates his employment for good reason (as defined in the offer letter)).

In structuring Mr. Sarlls’ compensation package, the Compensation Committee employed practices that reflect the Company’s commitment to good compensation governance and to address prior years’ say on pay voting results and considering comments from the Company’s stockholders:

Compensation Best Practices	Compensation Practices Eliminated
• Performance-based compensation that uses a variety of performance measures and performance periods.	• No excessive cash payments triggered by CEO termination.
• A substantial majority of executive pay “at risk,” based on a mix of financial, operational and stock price performance metrics.	• No accelerated vesting of equity incentive compensation triggered by CEO termination.
• Maximum incentive award payouts.	• No excessive perquisites.

Letter Agreement with Bryan J. Merryman

In connection with Mr. Merryman’s appointment as President and Chief Executive Officer in February 2019, the Company entered into that certain Second Restated Employment Agreement, dated February 26, 2019, with Mr. Merryman (the “Second Restated Employment Agreement”). The Second Restated Employment Agreement restated the employment agreement that Mr. Merryman previously entered into with the Company in May 1999 (the “First Restated Employment Agreement”), which remained in effect in February 2019. The First Restated Employment Agreement contained provisions that included a formula for calculating the amount of Mr. Merryman’s post-employment cash severance payments, as well as equity award acceleration, under certain conditions (including in the context of a “change in control”) and an entitlement to a Section 280G gross-up payment, and those provisions were maintained in the Second Restated Employment Agreement.

In July 2021, Mr. Merryman agreed to voluntarily step down as President and Chief Executive Officer of the Company upon the hiring of a new Chief Executive Officer for the Company. In connection therewith, on November 8, 2022, the Company and Mr. Merryman entered into a letter agreement (the “Letter Agreement”), effective November 3, 2021 (the “Effective Date”), amending the Second Restated Employment Agreement. Pursuant to the Letter Agreement, among other things, Mr. Merryman agreed to (i) continue as our Chief Financial Officer, and (ii) until a new Chief Executive Officer is hired, as our Interim President and Interim Chief Executive Officer of the Company.

Pursuant to the Letter Agreement, if Mr. Merryman’s employment terminated for any reason following the Effective Date, he would have been entitled to the following payments:

•        accrued base salary, expense reimbursements and other benefits that remain unpaid as of the date of termination;

•        a cash termination payment in an amount equal $1,326,813, plus any interest or other earnings on such amount while held in trust (as described below);

•        a lump sum cash payment in the amount of $18,000, which represents the estimated cost to Mr. Merryman of obtaining accident, health, dental, disability and life insurance coverage for the 18-month period following the expiration of his continuation (COBRA) rights, plus any interest or other earnings on such amount while held in trust (as described below); and

•        the reimbursement of up to $53,250, in the aggregate, for outplacement consulting fees during a two-year period following Mr. Merryman’s termination of employment.

In addition, on November 3, 2021, the Compensation Committee recommended, and the Board unanimously approved, the acceleration of vesting of approximately 66,667 unvested restricted stock units previously granted to Mr. Merryman, such that the restricted stock units are fully vested as of November 3, 2021 (the “RSU Acceleration”).

Pursuant to the Letter Agreement, Mr. Merryman was entitled to a Section 280G gross-up payment in accordance with the Second Restated Employment Agreement in the event a determination was made that a change in control event under Section 280G of the Internal Revenue Code occurred prior to November 3, 2021, and Mr. Merryman incurred an excise tax pursuant to Section 4999 of the Internal Revenue Code as a result of any payments or distributions by the Company to or for the benefit of Mr. Merryman in connection with that change in control event. In addition to the termination payments and benefits described above, consistent with the Second Restated Employment Agreement, upon termination of Mr. Merryman’s employment due to death or disability, he would have been eligible to receive any bonus to which he would have been entitled for the bonus period if he were still employed on the last day of such bonus period.

The Compensation Committee and the Board determined that Mr. Merryman would have been entitled to all of the foregoing amounts under the Second Restated Employment Agreement if he were to resign on the Effective Date, and the Compensation Committee and the Board determined that it would have been detrimental to the Company if Mr. Merryman were to leave under those circumstances. The Letter Agreement provides Mr. Merryman with the amounts that he otherwise would have been entitled to receive if he resigned on the Effective Date, while retaining him for continued service as Chief Financial Officer.

In accordance with the Letter Agreement, in March 2022, the Company established a rabbi trust with an outside third-party trustee, and contributed $1,344,813 to the trust, which represents the aggregate amount of the termination payment and the cash payment for insurance coverage to be paid to Mr. Merryman upon the termination of his employment as described above.

Mr. Merryman voluntarily stepped down as Interim President and Interim Chief Executive Officer effective May 9, 2022 upon the appointment of Mr. Sarlls as Chief Executive Officer, and resigned as Chief Financial Officer on July 15, 2022.

Dudley Separation Agreement

As previously disclosed, on September 1, 2022, Edward L. Dudley (“Mr. Dudley”), Senior Vice President — Sales and Marketing of the Company, informed the Company of his intention to retire from the Company.

In connection with Mr. Dudley’s retirement, Mr. Dudley and the Company entered into a Separation Agreement and General Release (the “Separation Agreement”), dated as of September 30, 2022. Under the Separation Agreement, Mr. Dudley retired from the Company on September 30, 2022 and was entitled, subject to the terms and conditions therein, to the following payments and separation benefits: (i) a cash separation payment amount in accordance with Mr. Dudley’s employment agreement dated May 21, 1999; (ii) acceleration of vesting of Mr. Dudley’s 12,499 unvested restricted stock units as of September 30, 2022; (iii) an additional cash severance payment of $70,000; and (iv) Mr. Dudley provided consulting services to the Company through December 31, 2022 for which he received a cash payment of $56,250. In addition, the Separation Agreement included covenants related to cooperation, solicitation and employment, as well as customary release of claims and non-disparagement provisions in favor of the Company.

Pope Retirement Agreement

On May 8, 2023, the Company announced that Gregory L. Pope, Sr., Senior Vice President — Franchise Development, retired effective as of May 3, 2023 (the “Retirement Date”).

In connection with his retirement, the Company and Mr. Pope entered into a Retirement Agreement and General Release (the “Retirement Agreement”) that provides (i) Mr. Pope will provide consulting services to the Company, as an independent contractor, until December 31, 2023, for a monthly consulting fee of $22,000, (ii) a retirement bonus of twenty-six equal bi-weekly payments of $12,500 (less tax withholding) payable beginning November 2023, (iii) for accelerated vesting of 8,332 non-vested restricted stock units as of the Retirement Date, (iv) payment of the cost of Mr. Pope’s COBRA premiums for up to 18 months, and (v) reimbursement of Mr. Pope’s legal fees incurred in connection with the Retirement Agreement (not to exceed $7,500). In addition, the Retirement Agreement includes covenants related to cooperation, solicitation and employment, as well as customary release of claims and non-disparagement provisions in favor of the Company, and a non-disparagement provision in favor of Mr. Pope.

No Tax Gross-Ups

We do not make gross-up payments to cover our named executive officers’ personal income taxes that may pertain to any of the compensation paid or provided by our Company.

Potential Payments upon Termination or Change of Control

We have arrangements with each of our named executive officers providing for post-employment payments under certain conditions, as described below and in “Letter Agreement with Robert J Sarlls” and “Letter Agreement with Bryan J. Merryman” above.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information concerning unexercised stock options and stock awards that have not vested for each of the named executive officers as of February 28, 2023:

Name	Grant Date	Option Awards						Stock Awards
		Number of Securities Underlying Unexercised Options (#) (Exercisable)		Number of Securities Underlying Unexercised Options (#) (Un-exercisable)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Robert J. Sarlls	05/09/2022	9,222	(1)	18,446	(1)	6.38	05/09/2032	55,336	277,233	(2)
Gregory L. Pope, Sr.	03/01/2019	0		0		0	N/A	12,499	62,620	(3)

____________

(1)      This option vested with respect to 1/3 of the shares on February 28, 2023 and 1/12 quarterly thereafter until fully exercisable on February 28, 2025.

(2)      These restricted stock units vest upon the Company’s common stock achieving a specific level of total shareholder return for a performance period ending on February 28, 2025, and represents the maximum number of shares that may be issued pursuant to these restricted stock units.

(3)      These restricted stock units vest annually in 1/6th increments upon the vesting commencement date of March 1, 2019.

Pay Versus Performance

As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(v) of Regulation S-K, we are providing information about the relationship between executive compensation actually paid to our principal executive officer and the other named executive officers (as calculated in accordance with Item 402(v) of Regulation S-K).

Year	Summary Compensation Table Total for PEO 1(2)	Summary Compensation Table Total for PEO 2(3)	Compensation Actually Paid to PEO 1(2)(5)	Compensation Actually Paid to PEO 2(3)(6)	Average Summary Compensation Table Total for Non-PEO NEOs(4)	Average Compensation Actually Paid to Non-PEO NEOs(4)(7)	Value of Initial Fixed $100 Investment Based on Total Shareholder Return(8)	Net Loss (thousands)(9)	Earnings Per Share
2023(1)	$1,497,258	$820,844	$1,497,258	$872,311	$727,594	$727,885	$148.39	$(5,680.78)	$(0.91)
2022	$968,686	N/A	$612,018	N/A	$228,375	$238,042	$94.71	$(341.70)	$(0.06)

____________

(1)      PEO 1: Bryan Merryman served as the CEO in fiscal year 2022 and fiscal year 2023 (until May 8, 2022). PEO 2 : Robert Sarlls is the CEO in fiscal year 2023 (became the CEO effective as of May 9, 2022).

(2)      These amounts reflect compensation of Mr. Merryman who resigned as the Company’s Interim President and CEO effective May 9, 2022.

(3)      These amounts reflect compensation of Mr. Sarlls who was appointed the Company’s CEO effective May 9, 2022.

(4)      Non-PEO NEOs for fiscal year 2023 and fiscal year 2022 were Edward L. Dudley, our former Senior Vice President — Sales and Marketing, and Gregory L. Pope, Sr., our former Senior Vice President — Franchise Development.

(5)      The amounts reported represent the “compensation actually paid” to PEO 1, computed in accordance with Item 402(v) of Regulation S-K, but do not reflect the actual amount of compensation earned by or paid to PEO 1 in the applicable year. In accordance with Item 402(v) of Regulation S-K, the following adjustments were made to the amount reported for our principal in the “Total” column of the Summary Compensation Table for each year to calculate compensation actually paid.

(a)      The amounts reported represent the sum of the amounts reported in the “Stock Awards” and “Option Awards” columns of the Summary Compensation Table for the applicable fiscal year.

(b)      The equity award adjustments for each fiscal year include the following: (i) the addition (or subtraction, if applicable) of the year-end fair value of any equity awards granted in the year that are outstanding and unvested as of the end of the year; (ii) for any awards granted in prior years that are outstanding and unvested as of the end of the fiscal year, the addition (or subtraction, if applicable) of the change in fair value of between the end of the prior fiscal year and the end of the applicable fiscal year; (iii) for awards that are granted and vest in the same fiscal year, the addition of the fair value of such awards as of the vesting date; (iv) for awards granted in prior years that vest during the fiscal year, the addition (or subtraction, if applicable) of the change in fair value between the end of the prior fiscal year and the vesting date of such awards; (v) for awards granted in prior years that fail to meet the applicable vesting conditions during the fiscal year, the subtraction of the fair value of such awards at the end of the prior fiscal year; and (vi) the dollar value of any dividends or other earnings paid on such awards in the applicable year prior to the vesting date that are not otherwise reflected in the fair value of such award or included in any other component of the amount reported in the “Total” column of the Summary Compensation Table for the applicable year. The valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant. The amounts deducted or added in calculating the equity award adjustments are as follows:

Year	Year End Fair Value of Equity Awards	Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year	Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year	Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation	Total Equity Award Adjustments
2023	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00
2022	$0.00	$0.00	$0.00	$252,668.11	$0.00	$0.00	$252,668.11

(6)      The amounts reported represent the “compensation actually paid” to PEO 2, computed in accordance with Item 402(v) of Regulation S-K, but do not reflect the actual amount of compensation earned by or paid to PEO 2 in the applicable year. In accordance with Item 402(v) of Regulation S-K, the following adjustments were made to the amount reported for our principal in the “Total” column of the Summary Compensation Table for each year to calculate compensation actually paid.

(a)      The amounts reported represent the sum of the amounts reported in the “Stock Awards” and “Option Awards” columns of the Summary Compensation Table for the applicable fiscal year.

(b)      The equity award adjustments for each fiscal year include the following: (i) the addition (or subtraction, if applicable) of the year-end fair value of any equity awards granted in the year that are outstanding and unvested as of the end of the year; (ii) for any awards granted in prior years that are outstanding and unvested as of the end of the fiscal year, the addition (or subtraction, if applicable) of the change in fair value of between the end of the prior fiscal year and the end of the applicable fiscal year; (iii) for awards that are granted and vest in the same fiscal year, the addition of the fair value of such awards as of the vesting date; (iv) for awards granted in prior years that vest during the fiscal year, the addition (or subtraction, if applicable) of the change in fair value between the end of the prior fiscal year and the vesting date of such awards; (v) for awards granted in prior years that fail to meet the applicable vesting conditions during the fiscal year, the subtraction of the fair value of such awards at the end of the prior fiscal year; and (vi) the dollar value of any dividends or other earnings paid on such awards in the applicable year prior to the vesting date that are not otherwise reflected in the fair value of such award or included in any other component of the amount reported in the “Total” column of the Summary Compensation Table for the applicable year. The valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant. The amounts deducted or added in calculating the equity award adjustments are as follows:

Year	Year End Fair Value of Equity Awards	Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year	Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year	Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation	Total Equity Award Adjustments
2023	$269,037.35	$0.00	$8,946.31	$0.00	$0.00	$0.00	$277,983.66
2022	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00

(7)      The amounts reported represent the “compensation actually paid” to our Non-PEO NEOs, computed in accordance with Item 402(v) of Regulation S-K, but do not reflect the actual amount of compensation earned by or paid to our Non-PEO NEOs in the applicable year. In accordance with Item 402(v) of Regulation S-K, the following adjustments were made to the amount reported for our principal in the “Total” column of the Summary Compensation Table for each year to calculate compensation actually paid.

(a)      The amounts reported represent the sum of the amounts reported in the “Stock Awards” and “Option Awards” columns of the Summary Compensation Table for the applicable fiscal year.

(b)      The equity award adjustments for each fiscal year include the following: (i) the addition (or subtraction, if applicable) of the year-end fair value of any equity awards granted in the year that are outstanding and unvested as of the end of the year; (ii) for any awards granted in prior years that are outstanding and unvested as of the end of the fiscal year, the addition (or subtraction, if applicable) of the change in fair value of between the end of the prior fiscal year and the end of the applicable fiscal year; (iii) for awards that are granted and vest in the same fiscal year, the addition of the fair value of such awards as of the vesting date; (iv) for awards granted in prior years that vest during the fiscal year, the addition (or subtraction, if applicable) of the change in fair value between the end of the prior fiscal year and the vesting date of such awards; (v) for awards granted in prior years that fail to meet the applicable vesting conditions during the fiscal year, the subtraction of the fair value of such awards at the end of the prior fiscal year; and (vi) the dollar value of any dividends or other earnings paid on such awards in the applicable year prior to the vesting date that are not otherwise reflected in the fair value of such award or included in any other component of the amount reported in the “Total” column of the Summary Compensation Table for the applicable year. The valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant. The amounts deducted or added in calculating the equity award adjustments are as follows:

Year	Year End Fair Value of Equity Awards	Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year	Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year	Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation	Total Equity Award Adjustments
2023	$0.00	$0.00	$0.00	$291.69	$0.00	$0.00	$291.69
2022	$0.00	$10,667.52	$0.00	$(1,000.08)	$0.00	$0.00	$9,667.44

(8)      Total shareholder return (“TSR”) is calculated by dividing the difference between the Company’s share price at the end and the beginning of the measurement period by the Company’s share price at the beginning of the measurement period.

(9)      The dollar amounts reported represent the amount of net income reflected in the Company’s audited financial statements for the applicable fiscal year.

Relationship between Compensation Actually Paid for PEO and Non-PEO NEOs (Average) vs. Total Shareholder Return

The following chart shows the relationship between the compensation actually paid to our PEO and the average of the compensation actually paid to Non-PEO NEOs, with our cumulative total shareholder return (“TSR”) for the fiscal years ended February 28, 2023 and 2022. TSR amounts reported in the graph assume an initial fixed investment of $100 on February 28, 2021.

Relationship between Compensation Actually Paid for PEO and Non-PEO NEOs (Average) vs. Net Loss

The following chart shows the relationship between Compensation Actually Paid to our PEO and Average Compensation Actually Paid to our Non-PEO NEOs, and Net Loss.

Compensation Actually Paid vs. Net Loss
-$0.3M
-$5.7M
$1.5M
$0.6M
$0.2M
$0.9M
$0.7M
2022
2023
Compensation Actually Paid (PEO 1)
Compensation Actually Paid (PEO 2)
Avg. Compensation Actually Paid (Non-PEO NEO)
Net Loss (million)

Relationship between Compensation Actually Paid for PEO and Non-PEO NEOs (Average) vs. Earnings Per Share

The following chart shows the relationship between Compensation Actually Paid to our PEO and Average Compensation Actually Paid to our Non-PEO NEOs, and our Earnings Per Share.

Compensation Actually Paid vs. EPS
-$0.06
$1.5M
$0.9M
$0.7M
$0.6M
-$0.91
$0.2M
2022
2023
Compensation Actually Paid (PEO 1)
Compensation Actually Paid (PEO 2)
Avg. Compensation Actually Paid (Non-PEO NEO)
Earnings Per Share

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information about the beneficial ownership of our common stock by (i) each of our directors and director nominees, (ii) each of our named executive officers named in the Summary Compensation Table under “Executive Compensation,” (iii) all our directors, director nominees and executive officers as a group, and (iv) each person or group known by us to own more than 5% of our common stock The percentages reflect beneficial ownership, as determined in accordance with the SEC’s rules, as of June 23, 2023 and are based on 6,302,342 shares of common stock outstanding as of June 23, 2023. Except as noted below, the address for all beneficial owners in the table below is c/o Rocky Mountain Chocolate Factory, Inc., 265 Turner Drive, Durango, Colorado 81303.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class
Directors and Executive Officers:
Jeffrey R. Geygan(2)(5)	631,643	10.02%
Robert J. Sarlls(3)	16,729	*
Starlette B. Johnson	3,169	*
Bryan J. Merryman	100,000	1.59%
Mark O. Riegel	12,708	*
Brett P. Seabert	15,204	*
Gregory L. Pope, Sr.	87,246	1.38%
Edward L. Dudley	30,462	*
All directors, director nominees and executive officers as a group (11 persons)(4)	937,266	14.87%
Greater than 5% Stockholders
Global Value Investment Corp.(5)	631,643	10.02%
Bradley L. Radoff(6)	621,600	9.86%
FMR LC(7)	453,393	7.20%
Franklin E. Crail	364,683	5.80%
Renaissance Technologies LLC(8)	355,963	5.60%

____________

*        Represents less than 1% of the number of shares of our common stock outstanding as of June 23, 2023.

(1)      Beneficial ownership is determined in accordance with the rules of the SEC, and includes voting and investment power with respect to shares. Unless otherwise indicated below, to our knowledge, all persons listed in the table have sole voting and dispositive power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law. Pursuant to the rules of the SEC, the number of shares of common stock deemed outstanding includes shares issuable upon vesting of shares of restricted stock held by the respective person or group that will vest within 60 days of April 1, 2022 and pursuant to options held by the respective person or group that are currently exercisable or may be exercised within 60 days of June 23, 2023.

(2)      Includes (i) 27,033 shares of common stock, and (ii) 604,485 shares of common stock through Global Value Investment Corp., including shares of common stock that may be deemed to be indirectly beneficially owned by Global Value Investment Corp, which Mr. Geygan, as chief executive officer and principal of Global Value Investment Corp., may be deemed to beneficially own. See footnote 5.

(3)      Includes (a) 5,200 shares of common stock, and (b) 11,529 shares of common stock issuable upon the exercise of options to purchase common stock (and excludes 16,139 shares of common stock issuable upon the exercise of options to purchase common stock that will not be vested within 60 days of June 23, 2023, and excludes 55,336 restricted stock units, none of which have voting rights and none of which are vested or will vest within 60 days of June 23, 2023.

(4)      Includes (a) 922,206 shares of common stock, and (b) 15,060 shares of common stock issuable upon the exercise of options to purchase common stock (and excludes 21,084 shares of common stock issuable upon the exercise of options to purchase common stock that will not be vested within 60 days of June 23, 2023, and excludes 112,859 restricted stock units, none of which have voting rights and none of which are vested or will vest within 60 days of June 23, 2023.

(5)      Based in part on the information contained in a filing on Schedule 13D/A filed with the SEC on November 4, 2022. The address of Global Value Investment Corp. is 1433 N. Water Street, Suite 400, Milwaukee, Wisconsin 53202.

(6)      Based solely on the information contained in a filing on Schedule 13D/A filed with the SEC on December 16, 2022. The address of Mr. Radoff is 2727 Kirby Drive, Unit 29L, Houston, Texas 77098.

(7)      Based solely on the information contained in a filing on Schedule 13G/A filed with the SEC on February 9, 2023. The address of FMR LLC is 245 Summer Street, Boston, Massachusetts 02210.

(8)      Based solely on the information contained in a filing on Schedule 13G/A filed with the SEC on February 13, 2023. The address of Renaissance Technologies LLC is 800 Third Avenue, New York, New York 10022. Summer Street, Boston, Massachusetts 02210

Changes in Control

We are not aware of or a party to any arrangements, including any pledge by any person of our securities, the operation of which may at a subsequent date result in a change of control.

Delinquent Section 16(a) Reports

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) requires our executive officers and directors, and persons who own more than ten percent of a registered class of our equity securities, to file reports of securities ownership and changes in such ownership with the SEC.

Based solely upon a review of Forms 3 and 4 (and amendments thereto) and written representations furnished to us during the most recent fiscal year, no person who at any time during the fiscal year was a director, officer, or beneficial owner of more than 10% of any class of our equity securities failed to file on a timely basis any reports required by Section 16(a) of the Exchange Act during our most recent fiscal year.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information with respect to the Company’s equity compensation plan, as of February 28, 2023, which consists solely of the Company’s 2007 Equity Incentive Plan:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)	Weighted- average exercise price of outstanding options, warrants and rights(1)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a))(2)
Equity compensation plans approved by the Company’s stockholders	154,131	n/a	163,206
Equity compensation plans not approved by the Company’s stockholders	0	0	0
Total	154,131	n/a	163,206

____________

(1)      Awards outstanding under the 2007 Equity Incentive Plan as of February 28, 2023 consist of 154,131 unvested restricted stock units.

(2)      Represents shares remaining available under the Company’s 2007 Equity Incentive Plan. Shares available for future issuances under the 2007 Equity Incentive Plan may be issued in the form of stock options, stock appreciation rights, restricted stock and stock units, performance shares and performance units, and other stock and cash-based awards.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related Person Transactions

Other than equity and other compensation, termination, change of control and other arrangements, which are described under “Executive Compensation” and “Director Compensation,” respectively, since March 1, 2022, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or will be a party in which the amount involved in the transaction exceeded $120,000, and in which any of our directors, executive officers or, to our knowledge, beneficial owners of more than 5% of our capital stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest.

Policies and Procedures for Approving Transactions with Related Persons

The Board has adopted a Related Party Transaction Policy setting forth the policies and procedures for the review and approval or ratification of related-party transactions. This policy covers any transaction, arrangement or relationship or any series of similar transactions, arrangements or relationships, in which we were or are to be a participant and a related party had or will have a direct or indirect material interest, as determined by the Audit Committee of the Board, including, without limitation, purchases of products or services by or from the related party or entities in which the related party has a material interest, and indebtedness, guarantees of indebtedness or employment by us of a related party. The text of the Related Party Transaction Policy is available under Corporate Governance on the Investor Relations page of our website at www.rmcf.com.

INDEPENDENT AUDITORS AND RELATED FEES

Policy on Audit Committee Pre-Approval of Audit and Permitted Non-Audit Services of Independent Auditors

Our Audit Committee is responsible for appointing, approving fees and overseeing the working of the Company’s independent registered public accounting firm. As part of this responsibility, the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent registered accounting firm for the purpose of maintaining the independence of our independent auditor. We may not engage our independent auditor to render any audit or non-audit service unless either the service is approved in advance by the Audit Committee, or the engagement to render the service is entered into pursuant to the Audit Committee’s pre-approval policies and procedures.

Principal Accountant Fees and Services

The following table shows the aggregate fees paid or accrued by the Company to our independent auditor, Plante & Moran, PLLC for the audit and other services provided in fiscal year 2023 and fiscal year 2022:

	2023	2022
Audit Fees	$232,674	$171,914
Audit-related Fees	4,500	21,500
Tax Fees	36,150	67,275
Total	$273,324	$260,689

Audit Fees.    Audit fees in fiscal year 2023 and fiscal year 2022 consist of for fees billed for the audit of our annual financial statements and the review of the interim financial statements.

Audit-Related Fees.     Audit-related fees in fiscal year 2023 and fiscal year 2022 consist of fees for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements. This category includes fees related to the performance of audits and attest services not required by statute or regulations, audits of the Company’s benefit plans, and additional compliance procedures related to performance of the review or audit of the Company’s financial statements, and accounting consultations about the application of generally accepted accounting principles to proposed transactions. These services support the evaluation of the effectiveness of internal controls.

Tax Fees.    Tax fess in fiscal year 2023 and fiscal year 2022 consist of the aggregate fees billed for professional services rendered for tax compliance, tax advice, and tax planning services.

REPORT OF THE AUDIT COMMITTEE

The following is the report of our Audit Committee with respect to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended February 28, 2023, filed with the SEC on May 30, 2023 (the “Annual Report”). The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates it by reference in such filing.

Review and Discussions with Management and Independent Accountants

Management is responsible for our internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of our financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”) and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes. It is not our duty or our responsibility to conduct auditing or accounting reviews or procedures. We are not employees of the Company, and we may not be, and we may not represent ourselves to be, or to serve as, accountants or auditors by profession or experts in the fields of accounting or auditing. Therefore, we have relied, without independent verification, on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States of America, and on the representations of the independent registered public accounting firm included in the report on the Company’s financial statements. Our oversight does not provide us with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to ensure compliance with accounting standards and applicable laws and regulations. Furthermore, our considerations and discussions with management and the independent registered public accounting firm do not ensure that the Company’s financial statements are presented in accordance with generally accepted accounting principles, that the audit of the Company’s financial statements has been carried out in accordance with the standards of the PCAOB or that the Company’s independent registered public accounting firm is in fact “independent.”

The Audit Committee has met and held discussions separately with management and the independent registered public accounting firm. Management represented to the Audit Committee that the Company’s audited financial statements for the fiscal year ended February 28, 2023 were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee has reviewed and discussed the audited financial statements with management and the independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the PCAOB and the SEC.

The independent registered public accounting firm also provided to the Audit Committee the written disclosure and letter required by applicable requirements of the PCAOB regarding the independent accounting firm’s communications with the Audit Committee concerning independence. The Audit Committee discussed with the independent registered public accounting firm the firm’s independence and considered whether the non-audit services provided by the independent registered public accounting firm are compatible with maintaining its independence.

Based on the review and discussions described above, the Audit Committee recommended that the Board include the audited financial statements in the Company’s Annual Report on Form 10-K, as amended, for the fiscal year ended February 28, 2023 filed with the SEC.

Submitted by the Audit Committee

Audit Committee: Brett P. Seabert, Chair Jeffrey R. Geygan Starlette B. Johnson

PROPOSALS TO BE VOTED ON

PROPOSAL ONE: ELECTION OF DIRECTORS

At the Annual Meeting, our stockholders will vote on the election of five director nominees named in this Proxy Statement as directors, each to serve until our 2024 Annual Meeting and until their respective successors are elected and qualified. The Board has unanimously nominated each of our five existing directors for election to the Board at the Annual Meeting.

All of our nominees have indicated their willingness to serve if elected, but if any should be unable or unwilling to stand for election, the shares represented by proxies may be voted for a substitute as the Company may designate, unless a contrary instruction is indicated in the proxy.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR EACH OF OUR DIRECTOR NOMINEES.

PROPOSAL TWO: RATIFICATION OF APPOINTMENT OF PLANTE & MORAN PLLC AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Plante & Moran, PLLC as the Company’s independent registered public accounting firm to audit our financial statements for the fiscal year ending February 28, 2024. Although stockholder approval for this appointment is not required, the Audit Committee and the Board are submitting the selection of Plante & Moran, PLLC for ratification to obtain the views of stockholders and as a matter of good corporate governance. If the appointment is not ratified, the Audit Committee will reconsider whether or not to retain Plante & Moran, PLLC.

Representatives of Plante & Moran, PLLC are expected to be present at the Annual Meeting, and will have the opportunity to make statements if they desire to do so and to respond to appropriate questions.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE RATIFICATION OF PLANTE & MORAN PLLC AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE COMPANY FOR THE FISCAL YEAR ENDING FEBRUARY 28, 2024.

PROPOSAL THREE: APPROVE, ON AN ADVISORY BASIS, THE COMPENSATION OF
OUR NAMED EXECUTIVE OFFICERS

We are offering our stockholders an opportunity to cast a non-binding advisory vote to approve the compensation of our named executive officers, as disclosed in this Proxy Statement, pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act enacted in July 2010 (the “Dodd-Frank Act”) (commonly referred to as a “say-on-pay” vote). The say-on-pay vote gives you as a stockholder the opportunity to express your views regarding the compensation of our named executive officers by voting to approve or not approve such compensation as described in this Proxy Statement. The Board of Directors and our Compensation Committee value the opinion of our stockholders and will take into account the outcome of the vote when considering future executive compensation elements and the overall program design, as it relates to our named executive officers. We will hold this vote on an annual basis.

Our Compensation Committee believes that the objectives of our executive compensation program, as it relates to our named executive officers, are appropriate for a company of our size and stage of development and that our compensation policies and practices help meet those objectives. In addition, our Compensation Committee believes that our executive compensation program, as it relates to our named executive officers, achieves an appropriate balance between fixed compensation and variable incentive compensation, pays for performance and promotes an alignment between the interests of our named executive officers and our stockholders. Accordingly, we are asking our stockholders to approve the compensation of our named executive officers. This advisory vote is not intended to be limited or specific to any particular element of compensation, but rather to cover the overall compensation of our named executive officers and the compensation policies and practices described in this Proxy Statement as it relates to our named executive officers.

Prior to casting your vote on this proposal, you are encouraged to read this Proxy Statement, and in particular the section entitled “Executive Compensation,” including the compensation tables and narrative discussion, for a more detailed discussion of our compensation philosophy, objectives and programs.

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the compensation tables and any other related disclosure in the proxy statement.”

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE, IN AN ADVISORY MANNER, FOR THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

OTHER MATTERS

The Company is not aware of any matter to be acted upon at the Annual Meeting other than the matters described in this Proxy Statement. However, if any other matter properly comes before the Annual Meeting, the proxy holders will vote the proxies thereon in accordance with their best judgment on such matter.

STOCKHOLDER PROPOSALS AND NOMINEES FOR 2024 ANNUAL MEETING

Deadlines for Submitting Stockholder Proposals and Director Nominations

Any proposal that a stockholder wishes to have considered for inclusion in our 2024 proxy materials pursuant to SEC Rule 14a-8 must be received by us at the address below on or before March 1, 2024, unless the date of our next annual meeting of stockholders is more than 30 days before or after August 18, 2024, in which case the proposal must be received a reasonable time before we begin to print and send our proxy materials.

If a stockholder or group of stockholders wishes to nominate one or more director candidates to be included in our proxy statement for the next annual meeting of stockholders through our proxy access bylaw provision, we must receive proper written notice of the nomination not later than 120 days or earlier than 150 days before the one-year anniversary of the date on which the Company first mailed its proxy materials or a notice of availability of proxy materials (whichever is earlier) in connection with the Annual Meeting, or between January 31, 2024 and March 1, 2024. In the event that the next annual meeting of stockholders is more than 30 days before or after August 18, 2024, the notice must be delivered no earlier than the 150th day prior to such meeting and no later than the 120th day prior to such meeting or the 10th day following the date on which public announcement of the meeting date is first made. In addition, the nomination must otherwise comply with the requirements in our Bylaws. The requirements of such notice can be found in our Bylaws, a copy of which is available under Corporate Governance on the Investor Relations page of our website at www.rmcf.com.

For any proposal or director nomination that is not submitted for inclusion in next year’s proxy statement, but is instead sought to be presented directly at the 2024 annual meeting of stockholders, stockholders are advised to review our Bylaws as they contain requirements with respect to advance notice of stockholder proposals not intended for inclusion in our proxy statement and director nominations. To be timely, a stockholder’s notice must be delivered to and received by the Company at our principal executive offices not less than 45 days or more than 75 days prior to the one-year anniversary of the date we first mailed our proxy materials or Notice of Internet Availability of Proxy Materials (whichever is earlier) for the prior year’s annual meeting of stockholders. Accordingly, any such stockholder proposal must be received between April 15, 2024 and the close of business on May 15, 2024. However, subject to the last sentence of this paragraph, in the event that the next annual meeting of stockholders is convened more than 30 days prior to or delayed by more than 30 days after August 18, 2024, notice by the stockholder to be timely must be received not later than the close of business on the later of the (i) 90th day prior to such annual meeting or (ii) the 10th day following the date on which public announcement of the date of the next annual meeting of stockholders is first made. In no event shall an adjournment or postponement of the 2023 annual meeting of stockholders for which notice has been given, commence a new time period for the giving of a stockholder’s notice. In addition, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than our nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than June 20, 2024.

All stockholder director nominations and proposals must comply with the procedures outlined in our Bylaws and in SEC regulations regarding the inclusion of stockholder director nominations and proposals in company-sponsored proxy materials. Stockholder director nominations and proposals must be submitted in writing to the Company at our principal executive offices at 265 Turner Drive, Durango, Colorado 81303.

ANNUAL REPORT ON FORM 10-K

A copy of our Annual Report on Form 10-K for the fiscal year ended February 28, 2022, filed with the SEC on May 30, 2023, is being made available to stockholders along with this proxy statement at www.rmcf.com/SEC-Filings.aspx. The Annual Report on Form 10-K, as amended, includes our audited financial statements and the financial statement schedule. Stockholders may request to receive an additional copy of our Annual Report on Form 10-K, as amended, including our audited financial statements and the financial statement schedule, at no charge by writing to the Company at our principal executive offices at 265 Turner Drive, Durango, Colorado 81303.

Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card. Online Go to www.envisionreports.com/RMCF or scan the QR code — login details are located in the shaded bar below. Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/RMCF Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. Annual Meeting Proxy Card IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. A Proposals — The Board of Directors recommends a vote A FOR all nominees and FOR Proposals 2 and 3. Elect five Directors: 01 - Jeffrey R. Geygan 04 - Mark O. Riegel For Withhold 02 - Robert J. Sarlls 03 - Starlette B. Johnson 04 - Mark O. Riegel 05 - Brett P. Seabert 2. Ratify the appointment of Plante & Moran, PLLC as Independent Registered Public Accounting Firm for the 2024 Fiscal Year. For Against Abstain 3. Approve, on an advisory basis, the compensation of our named executive officers. Each of the above-named attorneys and proxies (or his or her substitute) is authorized to vote in his or her discretion upon such other business as may properly come before the meeting or any adjournment thereof. B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below. Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. 1 U P X

The 2023 Annual Meeting of Stockholders of Rocky Mountain Chocolate Factory, Inc. will be held on August 18, 2023 at 10:00 a.m. (Mountain Time) both virtually via the Internet at www.meetnow.global/MF79DC5 and in person at the Company’s Headquarters at 265 Turner Drive, Durango, CO 81303. Upon arrival, please present this admission ticket and photo identification at the registration desk. To access the virtual meeting, you must have the information that is printed in the shaded bar located on the reverse side of this form. Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/RMCF IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Proxy — Rocky Mountain Chocolate Factory, Inc. Meeting Details August 18, 2023, 10:00 a.m. (Mountain Time) THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoints ROBERT J. SARLLS and TRACY D. WOJCIK, and each of them, as the undersigned’s attorneys and proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as directed below, all the shares of Common Stock of ROCKY MOUNTAIN CHOCOLATE FACTORY, INC. (the “Company”) held of record by the undersigned on June 23, 2023, at the annual meeting of stockholders to be held on August 18, 2023 or any adjournment thereof. Please mark boxes in black ink. This proxy when properly executed will be voted in the manner directed herein by the undersigned. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEES FOR ELECTION AS DIRECTORS, FOR THE PROPOSAL TO RATIFY THE APPOINTMENT OF PLANTE & MORAN PLLC AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2024 FISCAL YEAR, FOR THE ADVISORY VOTE TO APPROVE THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS, AND AS THE PROXY HOLDER MAY DETERMINE IN HIS OR HER DISCRETION WITH REGARD TO ANY OTHER MATTER PROPERLY BROUGHT BEFORE THE ANNUAL MEETING. (Continued and to be voted on reverse side.) C Non-Voting Items Change of Address — Please print new address below.